EXHIBIT 5.1

[LATHAM & WATKINS LLP]

February 18, 2004

dj Orthopedics, Inc.
2985 Scott Street
Vista, California 92081

  Re:
  Registration Statement on Form S-3 of dj Orthopedics, Inc.

Ladies and Gentlemen:

        In connection with the registration statement on Form S-3 (the "Registration Statement") to be filed by dj Orthopedics, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") pursuant to Rule 462(b) under the Securities Act of 1933, as amended, you have requested our opinion with respect to the matters set forth below. The Registration Statement incorporates by reference the contents of the registration statement on Form S-3 (File No. 333-111465) filed by the Company with the Commission on December 23, 2003, as amended by Amendment No. 1 on Form S-3 filed on January 13, 2004, Amendment No. 2 on Form S-3 filed on January 22, 2004 and Amendment No. 3 on Form S-3 filed on January 30, 2004 (collectively, the "Initial Registration Statement").

        You have provided us with a prospectus (the "Prospectus"), which is a part of the Initial Registration Statement. The Prospectus provides that it will be supplemented in the future by one or more supplements to the Prospectus (each, a "Prospectus Supplement"). The Registration Statement provides for the registration by the Company of up to 465,000 shares of common stock, par value $0.01 per share, that will be sold by certain stockholders of the Company named in the Prospectus or a Prospectus Supplement (the "Selling Stockholders Shares").

        In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Selling Stockholder Shares. For the purposes of this opinion, we have assumed that proceedings to be taken in the future will be timely completed in the manner proposed and that the terms of each issuance will otherwise be in compliance with law. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

        In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. We have been furnished with, and with your consent have relied upon, a certificate of an officer of the Company with respect to certain factual matters. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

        We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any local agencies within the state.

        Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Selling Stockholder Shares have been duly authorized and validly issued and are fully paid and nonassessable.

        We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" in the Prospectus and any Prospectus Supplement.

                        Very truly yours,

                        /s/  LATHAM & WATKINS LLP